As filed with the Securities and Exchange Commission on September 14, 2006
Registration No. 333-123633

SECURITIES AND EXCHANGE COMMISSION

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SpaceDev, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State of other jurisdiction of incorporation or organization)	84-1374613 (IRS Employer Identification No.)
13855 Stowe Drive, Poway, California (Address of Principal Executive Offices)	92064 (Zip Code)

Plan Names:
2004 Equity Incentive Plan

Richard B. Slansky President SpaceDev, Inc. 13855 Stowe Drive Poway, CA 92064 (858) 375-2030	With copies to: Gretchen Cowen, Esq. Law Offices of Gretchen Cowen, APC 1903 Wright Place, Suite 250 Carlsbad, California 92008 (760) 931-0903
(Name, Address and Telephone Number, including area code of Agent for Service)

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Stock Options and Common Stock (par value $.0001)	5,000,000 Shares	$1.27	$6,350,000	$679.45

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described herein. This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on August 31, 2006 which was $1.27, as reported in the over-the-counter market.
(3) 2,000,000 of the shares authorized under the Plan were registered on March 29, 2005 pursuant to the original Registration Statement No. 333-123633. A fee of $410.99 was paid in connection with the original Registration Statement. The $679.45 fee set forth above represents the fee paid in connection with the additional 5,000,000 shares registered pursuant to this Post Effective Amendment No. 1 to the original Registration Statement No. 333-123633.
(4) Based upon the registration of an additional 5,000,000 shares in connection with this Post Effective Amendment No. 1 to the original Registration Statement No. 333-123633.

Explanatory Note

On March 29, 2005, we filed with the Securities and Exchange Commission (“SEC”) a Registration Statement No. 333-123633 on Form S-8, pertaining to 2,000,000 shares of common stock, $0.0001 par value, and options to purchase common stock available for issuance under the 2004 Equity Incentive Plan of SpaceDev, Inc. (the “Plan”). On August 12, 2005, the shareholders of the Company approved an increase in the number of shares available under the Plan from 2,000,000 to 4,000,000, and on January 30, 2006, at a special meeting of the shareholders, the shareholders approved the addition of 3,000,000 shares, bringing the total authorized for issuance under the Plan to 7,000,000 common shares. This Post Effective Amendment No. 1 to our Registration Statement No. 333-123633 is being filed to register the additional 5,000,000 shares added to the Plan on August 12, 2005 and January 30, 2006.

As of the date of this Post Effective Amendment No. 1, a total of 3,849,000 shares have been issued under the Amended 2004 Equity Incentive Plan for SpaceDev, Inc. (the “Company”), leaving 3,151,000 shares of our common stock and options to purchase common stock available under the Plan.

The Post-Effective Amendment No. 1 to the Registration Statement includes a reoffer prospectus registering 1,849,900 shares of common stock, all of which represent shares issuable upon exercise of outstanding options, awarded pursuant to the Plan to certain officer and directors of the Company (the “Selling Stockholders”) for resale by the Selling Stockholders. The reoffer prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Form S-8, and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares of common stock that have been acquired by the Selling Stockholders pursuant to the Plan.

Except as described above, no other changes have been made to our Form S-8 Registration Statement No. No. 333-123633. For the convenience of the reader and as required under SEC rules, this Post-Effective Amendment No. 1 to Form S-8 sets forth the complete text of Form S-8 rather than just the amended portions thereof. For Items not modified herein, reference should be made to our Registration Statement No. 333-123633 on Form S-8 as filed with the SEC on March 29, 2005. The filing of this Post-Effective Amendment No. 1 is not an admission that our Registration Statement No. 333-123633 on Form S-8, when filed, knowingly included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

REOFFER PROSPECTUS

1,849,900 Shares of Common Stock under the 2004 Equity Incentive Plan

SPACEDEV, INC.

The shares of common stock, $.0001 par value (the “Common Stock” or “Shares”), of SpaceDev, Inc. (the “Company” or “we”) covered by this Reoffer Prospectus may be offered and sold to the public by stockholders of the Company (the “Selling Stockholders”), some of whom may be deemed to be “affiliates” (as that term is defined in Rule 405 of the General Rules and Regulations of the Securities Act of 1933, as amended (the “Securities Act”)) of the Company. The Selling Stockholders acquired or will acquire the Shares through their exercise of stock options or other awards granted to them under the Company’s 2004 Equity Incentive Plan (the “Plan”).

All or a portion of the Shares may be offered for sale, from time to time, on the Nasdaq OTC Bulletin Board or otherwise, at prices and terms then obtainable, subject to certain limitations. However, any Shares covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 instead of pursuant to this Reoffer Prospectus. See “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but we will receive funds in connection with the exercise of stock options relating to such Shares, which funds will be used by the Company for working capital. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

Our Common Stock is listed on the Nasdaq OTC Bulletin Board under the symbol “SPDV.” The closing bid and ask prices of our Common Stock on the Nasdaq OTC Bulletin Board on August 31, 2006 were $1.17 and $1.20, respectively.

See “Risk Factors” beginning on page 3 for information that should be carefully considered by prospective investors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is September 14, 2006.

AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith is required to file periodic reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “Commission”). The reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, and at the Commission’s Regional Offices. Copies of such materials can also be obtained by mail from the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-(800)-SEC-0330. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. See “Incorporation of Certain Documents by Reference.”

Our public website is http://www.spacedev.com. We make available free of charge on our website, via a link to the SEC’s internet site at http://www.sec.gov, our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the shares of Common Stock offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement. For further information with respect to the Company and the Shares of Common Stock offered by this Reoffer Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the Registration Statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this Reoffer Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to the Registration Statement or incorporated by reference, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference, except as superseded or modified herein:

(A)  The Company’s annual report on Form 10-KSB (Accession No. 0001031833-06-000071) for the fiscal year ended December 31, 2005.

(B)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report referred to in (a) above.

(C) The description of the Company’s common stock contained in its Registration Statement on Form 10-SB (File No. 000-28947), pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering of the Shares of Common Stock shall be deemed to be incorporated in and made a part of this Reoffer Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner of Shares of Common Stock, to whom this Reoffer Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to the Company at 13855 Stowe Drive, Poway, California 92064, telephone number (858) 375-2030, attention Corporate Secretary.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Reoffer Prospectus. This summary is not complete and may not contain all of the information that you should consider before purchasing our Common Stock. Certain statements made in this Reoffer Prospectus constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. See “Forward-Looking Statements.”

The Company

Our History

SpaceDev, Inc. (“SpaceDev”) was incorporated under the laws of the State of Colorado on December 23, 1996, and acquired its wholly-owned subsidiary, Starsys, Inc. (“Starsys”), in a reverse triangular merger on January 31, 2006. In this Reoffer Prospectus, when we refer to the “Company,” “we,” “us,” or “our,” we refer primarily to the combined entities of SpaceDev and Starsys.

SpaceDev was originally formed as Pegasus Development Group, Inc. (“Pegasus”). On October 22, 1997, Pegasus issued 8,245,000 shares of its common stock for a 100% ownership interest in a Nevada corporation known as SpaceDev, Inc., and assumed that name on December 17, 1997 following a merger of the two companies. SpaceDev became a publicly traded company in October 1997, and currently trades on the Nasdaq Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SPDV”.

SpaceDev acquired Starsys, a mature operating company with approximately $18 million in revenue and a loss of approximately $3.4 million for fiscal 2005, to compliment and expand its own base of products, services and engineering capabilities. We believe there are numerous potential synergies between the historic SpaceDev business and the business of Starsys, including but not limited to providing SpaceDev with more production capacity as its technologies migrate from advanced systems to products, access to quality facilities and a strong market of aerospace engineers, a diversification of customers and revenues, and the ability to bid on larger and more vertically integrated programs and projects.

Our principal executive offices are located at 13855 Stowe Drive, Poway, California 92064, and our telephone number is (858) 375-2000.

Our Business and Objectives

We are engaged in the business of conception, design, development, manufacture, integration and operations of space technology systems, products and services. Through SpaceDev, we are currently focused on the commercial and military development of low-cost microsatellites, nanosatellites and related subsystems, hybrid rocket propulsion for space, launch and human flight vehicles, as well as the associated engineering and technical services. Currently, these products and services are primarily being sold to governmental agencies; particularly, the Department of Defense. Although we believe there will be a long-term commercial market for all of our products, the early adopter of our micro- and nanosatellite products has been the military. We are developing commercial hybrid rocket motors for possible use in small launch vehicles, targets and sounding rockets, as well as for high-performance space vehicles and subsystems.

Because SpaceDev’s business is primarily focused on governmental customers, it’s “products” are considered to be the outcome of specific projects. SpaceDev’s historic approach has been to provide smaller spacecraft - generally 250kg (550 pounds) mass or less - and cleaner, safer hybrid propulsion systems to commercial, international and government customers. We are developing smaller spacecraft and miniaturized subsystems using proven, lower-cost, high-quality off-the-shelf components. Our space products are modular and reproducible, which allows us to create afforadable space solutions for our SpaceDev customers. By utilizing our innovative technology and experience, and space-qualifying commercial industry-standard hardware, software and interfaces, we provide increased reliability with reduced costs and risks.

SpaceDev’s business is complimented and expanded by Starsys, which is engaged in the design and manufacture of mechanical and elctromechanical subsystems and components for spacecraft. Starsys subsystems enable critical spacecraft functions, such as pointing solar arrays and communication antennas and restraining, deploying and actuating moving spacecraft components. Through Starsys, we manufacture a wide range of products including, among other things, bi-axis gimbals, flat plate gimbals, solar array pointing mechanisms, deployable booms, separation systems, thermal louvers, actuators (including High Output Paraffin (“HOP”) actuators), restraint devices, hinges, battery bypass switches and cover systems. We sell these products directly to spacecraft manufacturers as both “off-the-shelf” catalog products (representing qualified devices with spaceflight history) and custom systems (developed for specific applications). Our customer base for these products falls into three primary categories: (1) domestic and international commercial spacecraft (communication and imaging satellites), (2) civil spacecraft (NASA) that are primarily scientific in nature, and (3) defense spacecraft that supports U.S. military capability. Our products are also offered to non-space customers, including customers in the aerospace, maritime and industrial industries.

The engineering and manufacturing capabilities of Starsys position the Company to provide both mechanical and electromechanical subsystems for spacecraft. Indentifying such opportunities is the primary objective of Starsys, which has developed and expanded a “product platform” business model to extend its product life cycle. Product platforms are subsystems for which non-recurring and developing engineering have been completed and for which there is continued customer demand. The anticipated product life cycle for our existing Starsys products in the space industry is approximately 15 years.

We have been awarded, have successfully completed and are successfully completing contracts from such esteemed government, university and commercial customers as the Air Force Research Laboratory, The Boeing Company, the California Space Authority, the Defense Advanced Research Projects Agency, NASA’s Jet Propulsion Laboratory, Lockheed Martin, Lunar Enterprise Corporation, Malin Space Science Systems, the Missile Defense Agency (formerly, the Ballistic Missile Defense Organization), the National Reconnaissence Office, Scaled Composites, LLC, and the University of California at Berkeley via NASA.

We will continue to seek both government and commercial business, and anticipate that net sales from government sources will continue to represent in excess of 80% of our net sales for the next several years. Currently, we are focused on the domestic U.S. government market, which we believe represents approximately half of the global government market for our technology, products and services. Although we are interested in exploring increased international revenue and contract opportunities, our business is restricted by export control regulations which limit our ability to develop either government or commercial opportunities outside of the U.S. on some of our products.

The Offering

The Selling Stockholders may offer and sell up to 1,849,900 Shares of our Common Stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these Shares, but we will receive funds in connection with the exercise of stock options relating to such Shares, which funds will be used by the Company for working capital. See “Use of Proceeds” and “Selling Stockholders” below.

Risk Factors

Investing in our Common Stock involves significant risks. You should consider the information under the caption “Risk Factors” below in deciding whether to purchase the Shares of Common Stock offered under this Reoffer Prospectus.

RISK FACTORS

Purchasing the Shares of Common Stock offered by this Reoffer Prospectus involves a high degree of risk. Before purchasing our Common Stock, you should carefully consider the following risk factors and the other information contained elsewhere in this Reoffer Prospectus or incorporated by reference. In addition to historical information, the following discussion, including but not limited to risks related to anticipated financial performance, and other parts of this Reoffer Prospectus contain forward-looking information that involves risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, some of which are described in the following risk factors.

Risks Related to our Company

SpaceDev and Starsys have both experienced losses from operations in prior periods and have been required to seek additional financing to support their businesses.

In prior years, both SpaceDev and Starsys have experienced operating losses and, in some periods, revenues from operations have not been sufficient to fund their respective operations. On a pro forma basis, the combined company would have had a net loss from operations of approximately $5.0 million for the year ended December 31, 2004 and $2.9 million for the year ended December 31, 2005, assuming the merger had occurred on January 1, 2004. The success of the combined company’s business depends upon our ability to generate revenue from existing contracts, to execute programs cost-effectively, to attract and complete successfully additional government and commercial contracts, and possibly to obtain additional financing. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with developing businesses, those historically encountered by us, and the competitive environment in which we operate.

If we are unable to raise capital, we may be unable to fund operating cash shortfalls and future growth opportunities.

In the past, both SpaceDev and Starsys have relied upon cash from financing activities to fund part of the cash requirements of their respective businesses. We may need additional financing to fund our projected operations or expansion plans. Additional financing may not be available to us on acceptable terms, or at all. Any financing may cause additional dilution to existing shareholders. Any debt financing or other issuance of securities senior to common stock likely will include financial and other covenants that will restrict our operating flexibility and our ability to pay dividends to common shareholders. SpaceDev has not paid dividends on its common stock in the past and does not anticipate paying dividends on its common stock in the foreseeable future.

Some of our government contracts, including our large Missile Defense Agency contract, are phased and we cannot guarantee that all phases of the contracts will be awarded to us.

Some of our government contracts are phased contracts in which the customer may determine to terminate the contract between phases for any reason. Accordingly, the entire contract amount may not be realized by us. In the event that subsequent phases of some of our government contracts, including but not limited to the Missile Defense Agency contract, are not awarded to us, it could have a material adverse effect on our financial position and results of operations.

We provide our products and services primarily through fixed-price and cost plus fixed fee contracts. Starsys has experienced significant losses on fixed-price contracts. Cost overruns may result in further losses and, if significant, could impair our liquidity position.

Under fixed-price contracts, our customers pay us for work performed and products shipped without adjustment for the costs we incur in the process. Therefore, we generally bear all or a significant portion of the risk of losses as a result of increased costs on these contracts. Starsys has experienced significant cost overruns on development projects under its fixed-price contracts, resulting in estimated losses on uncompleted contracts of $2.7 million for Starsys’ fiscal 2004, and an additional $2.5 million for the twelve months ended December 31, 2005. As of December 31, 2005, based on a formal evaluation process, Starsys reserved approximately $1.5 million for potential risks on these remaining development projects, which has been reduced to approximately $1.0 million as of June 30, 2006. Fixed-price contracts may provide for sharing of unexpected costs incurred or savings realized within specified limits and may provide for adjustments in price depending on actual contract performance other than costs. We bear the entire risk of cost overruns in excess of the negotiated maximum amount of unexpected costs to be shared. Any significant overruns in the future could materially impair our liquidity and operations.

Under cost plus fixed fee contracts, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable. There is no guarantee as to the amount of fee we will be awarded under a cost plus fixed fee contract with a variable fee. The price on a cost plus fixed fee reimbursable contract is based on allowable costs incurred, but generally is subject to contract funding limitations. Therefore, we could bear the amount of costs in excess of the funding limitation specified in the contract, and we may not be able to recover those cost overruns.

If we fail to integrate our operations effectively, the combination of SpaceDev and Starsys will not realize all the potential benefits of the merger and may be counterproductive.

The integration of SpaceDev and Starsys is ongoing and may be time consuming and expensive and may disrupt the Company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the Company’s results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits of the merger. We may encounter difficulties, costs and delays involved in integrating the operations of SpaceDev and Starsys, including but not limited to the following:

•	failure to successfully manage relationships with customers and other important relationships;
•	failure of customers to accept new services or to continue using the products and services of the Company;
•	difficulties in successfully integrating the management teams and employees of the two companies;
•	potential incompatibility of business cultures;
•	challenges encountered in managing larger, more geographically dispersed operations;
•	the loss of key employees;
•	diversion of the attention of management from other ongoing business concerns;
•	potential incompatibilities of processes, technologies and systems; and
•	potential difficulties integrating and harmonizing financial reporting systems.

If the Company’s operations do not meet the expectations of existing customers of either SpaceDev or Starsys, these customers may reduce the amount of business or cease doing business with the Company altogether, which would harm our results of operations and financial condition.

If the anticipated benefits of the merger are not realized or do not meet the expectations of financial or industry analysts, the market price of the common stock may decline. This could occur if, among other reasons:

•	the integration of the two companies is unsuccessful;
•	the Company does not achieve the expected benefits of the merger as quickly as anticipated or the costs of or operational difficulties arising from the merger are greater than anticipated;
•	the Company’s financial results after the merger are not consistent with the expectations of management or financial or industry analysts;
•	the anticipated operating and product synergies of the merger are not realized;
•	the Company experiences the loss of significant customers or employees as a result of the merger; or
•	Starsys business continues to incur major cost overruns or remains unprofitable for other reasons.

If we fail to integrate Starsys, our new wholly owned subsidiary, our cash flow and operating results could be adversely affected.

We recently acquired Starsys, as a subsidiary of SpaceDev. Starsys was insolvent at the time of the merger and we have begun making post-acquisition cash investments into Starsys. As stated previously, SpaceDev and Starsys have experienced losses from operations in prior periods, requiring that we seek additional financing to support operations. The operating plans of both companies assume revenue and cash growth. If we are unable to effectively integrate our new subsidiary, or if we are unable to create positive cash flow within SpaceDev or Starsys, our cash flow and operating results could be adversely affected.

A substantial portion of our net sales are generated from government contracts, which makes us susceptible to the uncertainties inherent in the government budgeting process. In addition, many of our contracts can be terminated by the customer.

Our concentration of government work makes us susceptible to government budget cuts and policy changes, which may impact the award of new contracts or future phases of existing contracts. Government budgets (both in general and as to space and defense projects) are subject to the prevailing political climate, which is subject to change at any time. Additionally, awarded contracts could be altered or terminated prior to the time we recognize our projected revenue. Many contracts are awarded in phases where future phases are not guaranteed to us. In addition, obtaining contracts and subcontracts from government agencies is challenging, and contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;
•	be subject to purchasing decisions of agencies that are subject to political influence;
•	contain onerous procurement procedures; and
•	be subject to cancellation if government funding becomes unavailable.

Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder.

In addition, major contracts are often awarded to teams of companies. Therefore, our ability to win contracts may depend not only on our own merits, but also those of our bid team members. Also, if we do not lead the bid team as the prime contractor, we will have limited control over the contract bid and award processes.

SpaceDev common shareholders will experience dilution if our preferred stock is converted or our outstanding warrants and options are exercised.

As of August 31, 2006, SpaceDev is obligated to issue 9,402,873 shares of Common Stock if all of SpaceDev’s outstanding warrants are exercised and shares of preferred stock converted.  In addition, as of August 31, 2006, SpaceDev has outstanding stock options to purchase an aggregate of 11,587,700 shares of Common Stock, of which 10,266,700 are currently vested.  The total number of shares issuable upon the exercise or conversion of currently vested warrants, options and preferred stock (19,669,573 shares) represents approximately 67% of SpaceDev’s issued and outstanding shares of common stock as of August 31, 2006.

If we are unsuccessful in achieving and maintaining compliance with our registration obligations with regard to the preferred stock and warrants, we may incur substantial monetary penalties.

The agreements we entered into in connection with our issuance of the preferred stock and warrants to Laurus Master Fund, Ltd. require us to, among other things, register for resale the shares of common stock issued or issuable under the note and the accompanying warrants and maintain the effectiveness of the registration statements for an extended period of time. We are subject to liquidated damage assessments for non-compliance with this requirement. If we are unable to obtain and maintain effectiveness of the required registration statements, then we may be required to pay these liquidated damages, which could adversely affect our business, operating results, financial condition and ability to service our other indebtedness by negatively impacting our cash flows.

SpaceDev’s limited operating history and lack of experience in our new or proposed lines of business make it difficult to predict our future prospects.

SpaceDev has a limited operating history and, as a result, our historical financial information is of limited value in projecting our future success in these markets. We launched our first microsatellite, CHIPSat, in January 2003 and, in June, September and October 2004, our hybrid rocket technology was first utilized in connection with SpaceShipOne. We hope to sell an increasing percentage of SpaceDev’s products and services in commercial markets, but virtually all of SpaceDev’s historical work has been from government contracts and government-related work. We recently announced our intention to enter the launch services market by providing a microsat bus, integration services, and a launch vehicle as a package. We will be dependent on the performance of Space Exploration Technologies, a small company with limited operating history which has not yet had a successful launch, for our first launch vehicle. Our microsatellites, nanosatellites and launch services may not achieve market acceptance, and our future prospects are therefore difficult to evaluate.

We may not successfully or timely develop products.

Many of our products and technologies are currently in various stages of development. Further development and testing of our products and technologies will be required to prove additional performance capability beyond current levels and to confirm commercial viability. Additionally, the final cost of development cannot be determined until development is complete. Our ongoing and future product development will depend, in part, on the ability to timely complete our projects within estimated cost parameters and ultimately deploy the product in a cost-effective manner. In addition, Starsys has contracted to execute development programs under fixed price contracts. Under these contracts, even if our costs begin to exceed the amount to be paid by the customer under the contract, we are required to complete the contract without receiving any additional payments from the customer. It is difficult to predict accurately the total cost of executing these programs. If the costs to complete these programs significantly exceed the payments from the customers under the contracts, our results of operations will be harmed.

The marketplace for our technology and products is uncertain.

The demand for our technology, products and services is uncertain and we may not obtain a sufficient market share to sustain our business or to increase profitability. Our business plan assumes that near-term revenues will be generated largely from government contracts for microsatellites and electromechanical systems for spacecraft with a long-term commercial market developing for private manned and unmanned space exploration. Microsatellites and commercial space exploration are still relatively new concepts, and it is difficult to predict accurately the ultimate size of the market. In addition, we are developing new product areas such as large deployable structures, solar array drives, slip rings and precision scanning assemblies for spacecraft. Many of our products and services are new and unproven, and the true level of customer demand is uncertain. Lack of significant market acceptance of our products and services, delays in such acceptance, or failure of our markets to develop or grow could negatively affect our business, financial condition, and results of operations.

Our operating results could fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

Our operating results may fluctuate from quarter-to-quarter and year-to-year for a variety of reasons, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this “Risk Factors” section:

•	we may not be awarded new contractors or all phases of existing or future contracts;
•	the timing of new technological advances and product announcements or introductions by us and our competitors;
•	changes in the terms of our arrangements with customers or suppliers;
•	our current reliance on a few customers for a significant portion of our net sales;
•	the failure of our key suppliers to perform as expected;
•	general or particular political conditions that could affect spending for the products that we offer;
•	changes in perception of the safety of space travel;
•	delays or failures to satisfy our obligations under our contracts on a timely basis;
•	the failure of our products to successfully launch or operate;
•	the uncertain market for our technology and products;
•	the availability and cost of raw materials and components for our products; and
•	the potential loss of or inability to hire key personnel.

As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

We face significant competition and many of our competitors have greater resources than we do.

We face significant competition for our government and commercial contracts. Many of our competitors have greater resources than we do and may be able to devote greater resources than us to research, development and marketing. Given the sophistication inherent in our operations, larger competitors may have a significant advantage and may be able to more efficiently adapt and implement technological advances. In addition, larger and financially stronger corporations have advantages over us in obtaining space and defense contracts due to their superior marketing (lobbying) resources and the perception that they may be a better choice than smaller companies for mission-critical projects because of the higher likelihood that they will be able to continue in business for the necessary future period. Furthermore, it is possible that other domestic or foreign companies or governments, some with greater experience in the space industry and many with greater financial resources than we possess, could seek to produce products or services that compete with our products or services, including new mechanisms and electromechanical subsystems using new technology which could render our products less viable. Some of our foreign competitors currently benefit from, and others may benefit in the future from, subsidies from or other protective measures implemented by their home countries.

Our products and services may not function well under certain conditions.

Most of our products are technologically advanced and tested, but sometimes are not space qualified for performance under demanding operating conditions. Our products may not be successfully launched or operated, or perform as intended. Like most organizations that have launched satellite programs, we have experienced and in the future will likely experience some product and service failures, cost overruns, schedule delays, and other problems in connection with our products. Our products and services are and will continue to be subject to significant technological change and innovation. Our success will generally depend on our ability to continue to conceive, design, manufacture and market new products and services on a cost-effective and timely basis. We anticipate that we will incur significant expenses in the design and initial manufacture and marketing of new products and services.

Launch failures or delays could have serious adverse effects on our business.

Launch failures or delays of our microsatellites could have serious adverse effects on our business. Microsatellite launches are subject to significant risks, the realization of which can cause disabling damage to or total loss of a microsatellite, as well as damage to our reputation among actual and potential customers. Delays in the launch could also adversely affect our net sales. Delays could be caused by a number of factors, including:

•	designing, constructing, integrating, or testing the microsatellite, microsatellite components, or related ground systems;
•	delays in receiving the license necessary to operate the microsatellite systems;
•	delays in obtaining the customer’s payload;
•	delays related to the launch vehicle;
•	weather; and
•	other events beyond our control.

Delays and the perception of potential delay could negatively affect our marketing efforts and limit our ability to obtain new contracts and projects.

Our U.S. government contracts are subject to audits that could result in a material adverse affect on our financial condition and results of operations if a material adjustment is required.

The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency, by other agencies of the U.S. government or prime contractors. These entities have the right to audit our cost estimates and/or allowable cost allocations with respect to certain contracts. From time to time we may in the future be required to make adjustments and reimbursements as a result of these audits. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management attention. Also, an adverse finding in any such audit, inquiry or investigation could involve contract termination, suspension, fines, injunctions or other sanctions and affect future contract awards.

Our success depends on our ability to retain our key personnel. The December 20, 2005 acceleration of vesting on all outstanding stock options, in anticipation of the January 2006 implementation of SFAS 123(R), reduced the effectiveness of stock options as a retention device.

Our success will be dependent upon the efforts of key members of our management and engineering team, including our chairman and chief technology officer, James W. Benson, our chief executive officer and vice-chairman, Mark N. Sirangelo, our president and chief financial officer, Richard B. Slansky, our vice president of engineering, Frank Macklin, our vice president of programs and new business development, Randall K. Simpson, the managing director of SpaceDev, Scott Tibbitts, the president of Starsys, Robert Vacek, and certain other SpaceDev personnel. The loss of any of these persons, or other key employees, including personnel with security clearances required for classified work and highly skilled technicians and engineers, could have a material adverse effect on us. Our future success is likely to depend substantially on our continued ability to attract and retain highly qualified personnel. The competition for such personnel is intense, and our inability to attract and retain such personnel could have a material adverse effect on us. At this time we do not maintain key man life insurance on any of our key personnel.

One device we have historically used to enhance our ability to retain and incentivize key personnel is the grant of stock options which are subject to vesting. If the employee leaves us before the vesting period has been completed, the employee must forfeit a portion of the stock options. In December 2005, in order to avoid adverse financial reporting effects in future years under SFAS 123(R), a new accounting standard, we eliminated all future vesting requirements on all of our stock options for 8,031,036 common shares then outstanding in the hands of employees, officers, and directors.

If we grow but do not effectively manage the growth, our business could suffer as a result.

Even if we are successful in obtaining new business, failure to manage the growth could adversely affect our operations. We may experience extended periods of very rapid growth, which could place a significant strain on our management, operating, financial and other resources. Our future performance will depend in part on our ability to manage growth effectively. We must develop management information systems, including operating, financial, and accounting systems, improve project management systems and processes and expand, train, and manage our workforce to keep pace with growth. Our inability to manage growth effectively could negatively affect results of operations and the ability to meet obligations as they come due.

We may not address successfully the problems encountered in connection with potential future acquisitions.

We expect to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies; the Starsys acquisition was our first major acquisition. Potential and completed acquisitions and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;
•	problems maintaining uniform standards, procedures, controls and policies;
•	unanticipated costs associated with the acquisition;
•	diversion of management’s attention from our core business;
•	adverse effects on existing business relationships with suppliers and customers;
•	incompatibility of business cultures;
•	risks associated with entering new markets in which we have no or limited prior experience;
•	dilution of common stock and shareholder value as well as adverse changes in stock price.
•	potential loss of key employees of acquired businesses; and
•	increased legal and accounting costs as a result of the newly adopted rules and regulations related to the Sarbanes-Oxley Act of 2002.

If our key suppliers fail to perform as expected, our reputation may be damaged. We may experience delays, lose customers and experience declines in revenues, profitability, and cash flow.

We purchase a significant percentage of our product components and subassemblies from third parties. If our subcontractors fail to perform as expected or encounter financial difficulties, we may have difficulty replacing them or identifying qualified replacements in a timely or cost effective manner. As a result, we may experience performance delays that could result in additional program costs, contract termination for default or damage to our customer relationships which may cause our revenues, profitability and cash flow to decline. In addition, negative publicity from any failure of one of our products or sub-systems as a result of a supplier failure could damage our reputation and prevent us from winning new contracts.

Our limited insurance may not cover all risks inherent in our operations.

We may find it difficult to insure certain risks involved in our operations, including our launch vehicle and satellite operations, accidental damage to high value customer hardware during the manufacturing process and damages to customer spacecraft caused by our products not working to specification. Insurance market conditions or factors outside of our control at the time insurance is purchased could cause premiums to be significantly higher than current estimates. Additionally, the U.S. Department of State has published regulations which could significantly affect the ability of brokers and underwriters to insure certain launches. These factors could cause other terms to be significantly less favorable than those currently available, may result in limits on amounts of coverage that we can obtain, or may prevent us from obtaining insurance at all. Furthermore, proceeds from insurance may not be sufficient to cover losses.

Several years of low demand and overcapacity in the commercial satellite market have resulted in slow growth in demand for space products.

The commercial satellite market has experienced pricing pressures due to excess capacity in the telecommunications industry and weakened demand over the past several years. Satellite demand, and thus subsystem and component orders, have also been impacted by the business difficulties encountered by the commercial satellite services industry. This has resulted in a reduction in the total market size in the near term. While the market appears to be making a recovery, growth in the demand for our products may be limited.

Our competitive position will be seriously damaged if we cannot protect intellectual property rights in our technology.

Our success, in part, depends on our ability to obtain and enforce intellectual property protection for our technology. We rely on a combination of patents, trade secrets and contracts to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. In addition, effective intellectual property protection may be unavailable or limited in some foreign countries.

There is no guarantee any patent will be issued on any patent application that we have filed or may file. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented.  If we do not secure and maintain patent protection for our technology and products, our competitive position will be significantly harmed because it will be much easier for competitors to sell products similar to ours. Alternatively, a competitor may independently develop or patent technologies that design around our patented technology. In addition, it is possible that any patent that we may obtain may not provide adequate protection and our competitive position could be significantly harmed.

As we expand our product line or develop new uses for our products, these products or uses may be outside the scope of our current patent applications, issued patents,  and other intellectual property rights. In addition, if we develop new products or enhancements to existing products, there is no guarantee that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection. In some countries outside of the United States, effective patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in those countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed, regardless of the outcome of the case.

Claims by other companies that we infringe on their intellectual property or that patents on which we rely are invalid could adversely affect our business.

From time to time, companies may assert patent, copyright and other intellectual proprietary rights against our products or products using our technologies or other technologies used in our industry. These claims may result in our involvement in litigation. We may not prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If any of our products were found to infringe on another company’s intellectual property rights, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products.

Other companies or entities also may commence actions seeking to establish the invalidity of our patents. In the event that one or more of our patents are challenged, a court may invalidate the patent or determine that the patent is not enforceable, which could harm our competitive position. If any of our key patents are invalidated, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing the invalidated or limited portion of such patents. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation.

We are subject to substantial regulation, some of which prohibits us to sell internationally. Any failure to comply with existing regulations, or increased levels of regulation, could have a material adverse effect on us.

Our business activities are subject to substantial regulation by various agencies and departments of the United States government and, in certain circumstances, the governments of other countries. Several government agencies, including NASA and the U.S. Air Force, maintain Export Control Offices to ensure that any disclosure of scientific and technical information complies with the Export Administration Regulations and the International Traffic in Arms Regulations, or “ITAR.” Exports of our products, services and technical information require either Technical Assistance Agreements, manufacturing license agreements or licenses from the U.S. Department of State depending on the level of technology being transferred. This includes recently published regulations restricting the ability of U.S.-based companies to complete offshore launches, or to export certain satellite components and technical data to any country outside the United States. The export of information with respect to ground-based sensors, detectors, high-speed computers, and national security and missile technology items are controlled by the Department of Commerce. Failure to comply with the ITAR and/or the Commerce Department regulations may subject guilty parties to fines of up to $1 million and/or up to 10 years imprisonment per violation.

In addition, the space industry has specific regulations with which we must comply. Command and telemetry frequency assignments for space missions are regulated internationally by the International Telecommunications Union, which we refer to as the ITU. In the United States, the Federal Communications Commission, which we refer to as the FCC, and the National Telecommunications Information Agency, which we refer to as NTIA, regulate command and telemetry frequency assignments. All launch vehicles that are launched from a launch site in the United States must pass certain launch range safety regulations that are administered by the U.S. Air Force. In addition, all commercial space launches that we would perform require a license from the Department of Transportation. Satellites that are launched must obtain approvals for command and frequency assignments. For international approvals, the FCC and NTIA obtain these approvals from the ITU. These regulations have been in place for a number of years to cover the large number of non-government commercial space missions that have been launched and put into orbit in the last 15 to 20 years. Any commercial deep space mission that we would perform would be subject to these regulations.

We are also subject to laws and regulations regulating the formation, administration and performance of, and accounting for, U.S. government contracts. With respect to such contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions, penalties, suspension or debarment from contracting with the U.S. government.

We are also required to obtain permits, licenses, and other authorizations under federal, state, local and foreign laws and regulations relating to the environment. Our failure to comply with applicable law or government regulations, including any of the above-mentioned regulations, could have serious adverse effects on our business.

SpaceDev’s stock price has been and may continue to be volatile, which could result in substantial losses for investors purchasing shares of our common stock.

The market prices of securities of technology-based companies like ours, particularly in industries (also like ours) where substantial value is ascribed to a hope for future increase in the size of the total market, are often highly volatile. The market price of our common stock has fluctuated significantly in the past. Our market price may continue to exhibit significant fluctuations in response to a variety of factors, many of which are beyond our control, including without limitation:

•	deviations in our results of operations from estimates;
•	changes in estimates of our financial performance;
•	changes in our markets, including decreased government spending or the entry of new competitors;
•	our inability to obtain financing necessary to operate our business;
•	changes in technology;
•	potential loss of key personnel;
•	short selling;
•	changes in market valuations of similar companies and stock market price;
•	the Starsys merger; and
•	volume fluctuations generally, including resales by former Starsys stockholders or by Laurus Master Fund, Ltd.

Changes in stock option accounting rules may adversely affect our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our efforts in recruiting additional employees.

Technology companies, in general, and our company in particular, depend upon and use broad based employee stock option programs to hire, incentivize and retain employees in a competitive marketplace. Through fiscal 2005, we did not recognize compensation expense for stock options issued to employees or directors, except in limited cases involving modifications of stock options, and we instead disclosed in the notes to our financial statements information about what such charges would be if they were expensed. SFAS 123(R), a new accounting standard, will require us to record equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We are now recording these expenses beginning with the first quarter of 2006. The change in accounting rules will lead to a decrease in reported earnings, if we have earnings, or an increased loss, if we do not have earnings. This may negatively impact our future stock price. In addition, this change in accounting rules could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

The concentration of ownership of our common stock gives a few individuals significant control over important policy decisions and could delay or prevent changes in control.

As of August 31, 2006, our executive officers and directors together beneficially owned approximately 36.% of the issued and outstanding shares of our common stock. As a result, these persons could have the ability to exert significant influence over matters concerning us, including the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving us. In addition, through control of the board of directors and voting power, our officers and directors may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. In addition, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our shareholders. A perception in the investment community of an anti-takeover environment at our company could cause investors to value our stock lower than in the absence of such a perception.

We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future.

We have not paid common stock dividends since our inception and do not anticipate paying dividends in the foreseeable future. Our current business plan provides for the reinvestment of earnings in an effort to complete development of our technologies and products, with the goal of increasing sales and long-term profitability and value. In addition, the terms of our preferred stock currently restrict, and any other credit or borrowing arrangements that we may enter into may in the future restrict or limit, our ability to pay common stock dividends to our shareholders.

Our expansion into other new lines of business may divert management’s attention from our existing operations and prove to be too costly.

Our current business plan contemplates the migration of SpaceDev’s technology from projects into products for microsatellites and hybrid rocket motors over the next several years. In the meantime, we are investigating other applications of our technology and other markets for our technologies and prospective products. Our expansion into new lines of business may be difficult for us to manage because they may involve different disciplines and require different expertise than our core business. Consequently, this expansion may divert management’s time and attention away from our core business, and we may need to incur significant expenses in order to develop the expertise, and reputation we desire. Any revenues generated by new lines of business may not be significant enough to offset the expenditures required to enter such business, or provide the anticipated return on investment.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and any stock exchange on which our stock may be listed in the future. These laws, rules and regulations, which are already known to be burdensome and costly, continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and independent registered public accounting firm reports on internal controls as part of our annual report for the year ended December 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our control structure and processes to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

The terms of our outstanding shares of preferred stock, and any shares of preferred stock issued in the future, may reduce the value of your common stock.

We have authorized to issue up to 10,000,000 shares of preferred stock in one or more series. We currently have outstanding 248,460 shares of our Series C Convertible Preferred Stock and 5,075 shares of our Series D-1 Preferred Stock. Our board of directors may determine the terms of future preferred stock offerings without further action by our shareholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Our Series C Preferred Stock and Series D-1 Preferred Stock rank senior to the common stock with respect to dividends and liquidation and have other important preferred rights.

Because the Common Stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in SpaceDev securities may be adversely affected.

Transactions in the Common Stock are currently subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend SpaceDev securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in SpaceDev securities may be adversely affected. As a result, the market price of SpaceDev securities may be depressed, and you may find it more difficult to sell our securities.

If exemptions from registration are not available in the states where Shares are sold under this Reoffer Prospectus, the value of the Shares may be adversely affected.

We believe that this Reoffer Prospectus, which is part of our registration statement, may be used by the Selling Stockholders for the sale of the Shares offered hereby for a period of nine months after the date on the cover page hereof, provided that the information contained herein (including our financial statements) is not more than 16 months old from the date of such prospectus and we otherwise comply with applicable securities laws. We cannot assure you, however, that our registration statement will remain effective as we intend. The value of the Shares being offered by this Reoffer Prospectus could deteriorate if a current prospectus covering the Shares is not part of an effective registration statement, or if the Common Stock is not registered for sale or exempt from registration in the jurisdictions governing the sales made under this Reoffer Prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Reoffer Prospectus, including, without limitation, statements containing the words “believes,” “anticipates,” “may,” “intends,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements) expressed or implied by such forward-looking statements to be substantially different from those predicted. Such factors might include, among others, the following:

-	general economic and business conditions, both nationally and in the regions in which we operate;
- short selling;
- changes in market valuations of similar companies and stock market price;
- volume fluctuations generally;
- resales by stockholders such as by former Starsys stockholders or by Laurus Master Fund, Ltd.;
-	changes in business strategy or development plans or in estimates of our financial performance;
-	loss of key personnel;
-	changes in technology;
-	decreased government spending;
-	existing competition and the entry of new competitors in the markets in which we operate;
-	our ability to fully integrate Starsys;
-	delays in the development or testing of our products;
-	technological, manufacturing, quality control or other problems which could delay the sale of our products;
-
our inability to obtain appropriate licenses from third parties, protect our trade secrets and intellectual property, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights;

-	our inability to obtain sufficient financing to continue operations; and
-	changes in demand for products of our customers.

Certain of these factors are discussed in more detail elsewhere in this Reoffer Prospectus, including, without limitation, under the caption “Risk Factors.”

We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this Reoffer Prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this Reoffer Prospectus might not transpire.

USE OF PROCEEDS

All of the Shares of Common Stock are being offered by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders, but we will receive funds in connection with the exercise of stock options relating to such Shares. The Company will use these funds for working capital.

SELLING STOCKHOLDERS

The Shares offered under this Reoffer Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who have and may in the future acquire such Shares under the Plan. The Selling Stockholders named in the following table may resell all, a portion, or none of such Shares. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

Participants in the Plan who are deemed to be “affiliates” of the Company who acquire Shares of Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

The following table sets forth certain information concerning the Selling Stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the Selling Stockholders of the Shares offered hereby, assuming all of the Shares offered hereby are sold:

	Number of Shares and Options Beneficially Owned(1)	Number of Shares Upon Exercise of Options to be Offered(2)(3)	Number of Shares Held After Offering	Percentage Ownership After Offering
Name
Curt D. Blake(4)	309,829	93,000	216,829	*
Wesley T. Huntress(5)	293,515	81,500	212,015	*
Scott McClendon(6)	272,460	140,000	132,460	*
Robert S. Walker(7)	169,035	56,500	112,535	*
Gen. Howell M. Estes, III(8)	219,667	76,500	143,167	*
Stuart E. Schaffer(9)	290,206	48,000	242,206	*
Macklin, Frank(10)	323,173	40,000	283,173	*
Simpson, Randy(11)	318,304	42,400	275,904	*
Vacek, Robert(12)	844,812	825,000	19,812	*
SpaceDev Employees	447,000	447,000	0	*
TOTAL	3,488,001	1,849,900	1,638,101
*   Represents less than 1% based on 29,172,635 shares of Common Stock outstanding as of the date of this Reoffer Prospectus.

(1)
Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus pursuant to options granted under the Plan. Unless otherwise noted, all persons referred to above have sole investment power and will, upon exercise of the options, have sole voting in the shares. In December 2005, the Company accelerated the vesting schedule for all options granted under the Plan in response to Accounting Standards SFAS 123(R) and, as a result, all options granted under the Plan are fully vested and included in the calculation for share ownership.

(2)
Represents all outstanding options to purchase Shares of Common Stock granted to the named individuals under the Plan as if such options had been exercised. The column does not include any shares that may be acquirable under future grants of options or other stock awards under the Plan.

(3)
Does not constitute a commitment to sell any or all of the stated number of Shares of Common Stock. The number of Shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.

(4)	Mr. Blake is currently and has been an independent director of the Company since September 2000 and is the current chairman of the Company’s Audit Committee and a member of its Compensation Committee.
(5)
Dr. Huntress is and has been an independent director of the Company since June 1999, and is a current member of the Company’s Audit Committee and the Company’s Nominating & Corporate Governance Committee.

(6)	Mr. McClendon is and has been an independent director of the Company since June 2002, and is a current member of the Company’s Audit Committee and chairman of the Company’s Compensation Committee.
(7)	Mr. Walker is and has been an independent director of the Company since April 2001 and is currently a member of the Company’s Nominating & Corporate Governance Committee.
(8)
Gen. Estes is and has been an independent director of the Company since April 2001 and is the current chairman of the Company’s Nominating & Corporate Governance Committee and a member of the Company’s Compensation Committee.

(9)
Mr. Schaffer acted as a member of the Company’s Board of Directors from May 2002 to August 2006. Mr. Schaffer acted as the Company’s Vice President of Product Development and Marketing from May 2002 to August 2003.

(10)
Mr. Macklin is the Company’s Vice President of Engineering, a position he has held since 2004. During the past three years, prior to his appointment as Vice President of Engineering, Mr. Macklin acted as chief engineer of hybrid propulsion systems and the technical leader for our National Reconnaissance Office funded SPOTV Hybrid System Definition study. Mr. Macklin has served the Company in various roles since joining us in 1998 as part of our acquisition of the former Integrated Space Systems, Inc.

(11)	Mr. Simpson is the Company’s Vice President of New Business Development, a position he has held since January 2004.
(12)	Mr. Vacek acts as President of Starsys, and served Starsys as vice-president of programs from November 2004 to June 2005 and president and general manager from June 2005 until the merger.

PLAN OF DISTRIBUTION

The sale of the Shares by the Selling Stockholders may be effected in transactions on the Nasdaq OTC Bulletin Board, in negotiated transactions, or a combination of such methods of sale. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition, the Shares of Common Stock covered by this Reoffer Prospectus may also be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Reoffer Prospectus. Because the Company does not satisfy the requirements for use of Form S-3 under the Securities Act, the number of Shares to be sold by any Selling Stockholder (or any person with whom such Selling Stockholders is acting in concert for the purpose of selling securities of the Company) selling “control securities” or “restricted securities” (as such terms are defined under the Securities Act), whether pursuant to this Reoffer Prospectus or otherwise, may not exceed, during any three-month period, the amount specified by Rule144(e) under the Securities Act.

The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation).

We will not receive any of the proceeds from the sale of the Shares, but we will receive funds in connection with the exercise of stock options relating to such Shares. While all expenses of registration incurred in connection with this offering are being borne by the Company, all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

Under the rules and regulations promulgated under the Exchange Act, subject to certain exceptions, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of one business day (if such securities have an average daily trading volume over a two-month period of $100,000 and the public float value of the issuer’s equity securities is $25 million or more) or five business days (in all other cases) prior to the day of the pricing of the securities that are the subject of the distribution. Trading in “actively traded securities” by persons other than the issuer (or Selling Stockholder) and affiliates is exempt from such restrictions. “Actively traded securities” are securities with an average daily trading volume of $1,000,000 issued by companies with a public float of at least $150 million. In addition, and without limiting the foregoing, the Selling Stockholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act, including without limitation, Rules 100 through 105 of Regulation M promulgated under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the Shares of Common Stock by the Selling Stockholders and any other such person.

There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

An investor may only purchase the Shares of Common Stock being offered hereby if such shares are qualified for sale or are exempt from registration under the applicable securities laws of the state in which such prospective purchaser resides. We have not registered or qualified the Common Stock under any state securities laws and, unless the sale of such Shares to a particular investor is exempt from registration or qualification under applicable state securities laws, the sale of such Shares to an investor may not be effected until such Shares have been registered or qualified with applicable state securities authorities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation contain a provision which, in accordance with Colorado law, eliminates or limits the personal liability of directors and officers of the Company for monetary damages for certain breaches of their duty of care or other duties if he or she acted in good faith and in a manner he or she believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless otherwise determined by the court before which such action was brought. The Company believes this provision is essential to maintain and improve its ability to attract and retain competent directors. These indemnification provisions do not reduce the exposure of directors and officers to liability under federal and state securities laws, nor do they limit the shareholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or officer’s duty to the Company or its shareholders, although such equitable remedies may not be an effective remedy in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and therefore unenforceable.

LEGAL MATTERS

The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by the Law Offices of Gretchen Cowen, APC of Carlsbad, California.

EXPERTS

The financial statements incorporated by reference in this Reoffer Prospectus have been audited by PKF, Certified Public Accountants, A Professional Corporation, an independent registered public accounting firm, to the extent and for the period set forth in their report, incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by SpaceDev, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(A)  The Company’s annual report on Form 10-KSB (Accession No. 0001031833-06-000071) for the fiscal year ended December 31, 2005.

(B)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report referred to in (a) above.

(C) The description of the Company’s common stock contained in its Registration Statement on Form 10-SB (File No. 000-28947), pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Articles of Incorporation contain a provision which, in accordance with Colorado law, eliminates or limits the personal liability of directors and officers of the Company for monetary damages for certain breaches of their duty of care or other duties if he or she acted in good faith and in a manner he or she believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless otherwise determined by the court before which such action was brought. The Company believes this provision is essential to maintain and improve its ability to attract and retain competent directors. These indemnification provisions do not reduce the exposure of directors and officers to liability under federal and state securities laws, nor do they limit the shareholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or officer’s duty to the Company or its shareholders, although such equitable remedies may not be an effective remedy incertain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claim

The Company has granted options to purchase 1,402,900 shares of its common stock under the Plan pursuant to Rule 701 of the Securities Act of 1933 as follows:

Recipient	Exercise Price	No. of Shares
Curt D. Blake	$1.48	93,000
Wesley T. Huntress	$1.47	81,500
Scott McClendon	$1.47	140,000
Robert S. Walker	$1.48	56,500
Gen. Howell M. Estes, III	$1.46	76,500
Stuart E. Schaffer	$1.47	48,000
Macklin, Frank	$1.40	40,000
Simpson, Randy	$1.41	42,400
Vacek, Robert	$1.46	825,000

The exercise price of each of these options is the closing price of the Company’s common stock on the date of grant.

Item 8. Exhibits

No.	Exhibit

4.1 The Company’s 2004 Equity Incentive Plan*
4.2	Form of Incentive or Non-statutory Stock Option Grant Notice under the 2004 Equity Incentive Plan, as amended*
4.3 First Amendment to 2004 Equity Incentive Plan
4.4 Second Amendment to 2004 Equity Incentive Plan
5.1 Opinion of Law Offices of Gretchen Cowen, A Professional Corporation
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation
23.2 Consent of Law Offices of Gretchen Cowen, A Professional Corporation. Reference is made to Exhibit 5.1

*	Previously filed.

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I) To include any prospectus required by section 10(a)(3) of the Securities Act;

(II) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(I) and (a)(II) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Poway, State of California, on September 14, 2006.

SpaceDev, Inc.

By: /s/ Mark N. Sirangelo
Mark N. Sirangelo
Vice-Chairman of the Board of Directors and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Benson	Chairman of Board of the	September 14, 2006
James W. Benson	Directors, Chief Technology
Officer and Director

/s/ Mark N. Sirangelo	Vice-Chairman of the Board of	September 14, 2006
Mark N. Sirangelo	Directors, Chief Executive
Officer and Director
(principal executive officer)

/s/ Richard B. Slansky	President, Chief Financial Officer,	September 14, 2006
Richard B. Slansky	Director, and Corporate Secretary
(principal financial and accounting
officer)

/s/ Curt Dean Blake	Director	September 14, 2006
Curt Dean Blake

/s/ Howell M. Estes, III	Director	September 14, 2006
Gen. Howell M. Estes, III

/s/ Wesley T. Huntress	Director	September 14, 2006
Wesley T. Huntress

/s/ Scott McClendon	Director	September 14, 2006
Scott McClendon

/s/ Scott Tibbitts	Director	September 14, 2006
Scott Tibbitts

/s/ Robert S. Walker	Director	September 14, 2006
Robert S. Walker

EXHIBIT INDEX

4.1	The Company’s 2004 Equity Incentive Plan*
4.2	Form of Incentive or Non-statutory Stock Option Grant Notice under the 2004 Equity Incentive Plan, as amended*
4.3	First Amendment to 2004 Equity Incentive Plan
4.4	Second Amendment to 2004 Equity Incentive Plan
5.1	Opinion of Law Offices of Gretchen Cowen, A Professional Corporation
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation
23.2	Consent of Law Offices of Gretchen Cowen, A Professional Corporation. Reference is made to Exhibit 5.1

*	Previously Filed.